Exhibit 1.3b

SECURITY AGREEMENT
(VidAngel, Inc.)

This Security Agreement (“Security Agreement”) is made and delivered this __________ day of ________________, 2020, by VidAngel, Inc., and any and all of its existing and future subsidiaries and affiliates (“VidAngel” or “Debtor”), a Delaware corporation, as a debtor under the Uniform Commercial Code (as defined herein). This Security Agreement is delivered to and for the benefit of Disney Enterprises, Inc., Lucasfilm Ltd. LLC, Twentieth Century Fox Film Corporation, Warner Bros. Entertainment Inc., MVL Film Finance LLC, New Line Productions, Inc., and Turner Entertainment Co. (collectively the “Secured Parties” or “Studios,” and each individually a “Secured Party”).

Recitals

WHEREAS, this Security Agreement is part of the documentation required to secure the VidAngel’s monetary and non-monetary obligations to the Secured Parties under (a) that certain Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code including all exhibits thereto, dated _____________, 2020 (the “Plan”) that was confirmed by the United States Bankruptcy Court for the District of Utah (the “Bankruptcy Court”) in the case of In re VidAngel, Inc., Case No. 17-29073-KRA (the “Bankruptcy Case”) pursuant to that certain Confirmation Order entered by the Bankruptcy Court in the Bankruptcy Case on _________________, 2020 [Dkt. ____] (“Confirmation Order”), and (b) that certain Settlement Agreement, dated ___________________, 2020 (the “Settlement Agreement”), that was approved by the Bankruptcy Court in the Bankruptcy Case pursuant to Federal Rule of Bankruptcy Procedure 9019 on _________________________, 2020 [Dkt. _____].

WHEREAS, VidAngel’s monetary and non-monetary obligations to the Secured Parties are evidenced by the Plan, Confirmation Order, Settlement Agreement, by this Security Agreement and by the Promissory Note made by VidAngel as maker and payable to the Secured Parties, as described more fully below (the “Note”).

WHEREAS, pursuant to the terms of the Plan, Confirmation Order, Note and the Settlement Agreement, each of the Secured Parties is a beneficiary of the Lien, which is described in this Security Agreement (the “Lien”).

WHEREAS, this Security Agreement and the Lien shall continue in effect for a period of fourteen (14) years from the Effective Date of the Plan to secure compliance with the Obligations, as defined below, even if VidAngel has paid the Settlement Amount as set forth in the Note prior to that date. At the end of the fourteen (14) year period, and if all of the Obligations have been satisfied in full, and there is not an Uncured Default, the Security Agreement and the Lien shall expire and no longer be effective.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions. All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Settlement Agreement, Note, Plan and/or Confirmation Order, as applicable. All terms used herein that are defined in Section 70A-9a-101 et seq. of the Utah Uniform Commercial Code, as amended, or in the corresponding sections of the Delaware Uniform Commercial Code (the Utah and the Delaware versions of the Uniform Commercial Code are collectively referred to herein as the “Uniform Commercial Code”) shall have the same definitions herein as specified in the Uniform Commercial Code. In addition to the foregoing, the following terms as used herein are defined as follows:

1.1           Obligations. “Obligations” means, collectively:

(a)           Payment of all of the indebtedness evidenced by the Promissory Note, of even date herewith and payable to the order of Secured Parties in the principal sum of Sixty Two Million Four Hundred Sixty One Thousand Four Hundred Fifty Six and No/100 Dollars ($62,461,456.00) (“Studios Monetary Claim”) and made by VidAngel and payable to the Secured Parties at the times and in the manner as therein set forth, and any amendments, restatements, extensions, renewals or modifications thereof (all of which are included in the definition of the “Note”).

(b)           The full performance of all obligations of VidAngel and in favor of any Secured Party under the Plan, including but not limited to the obligations of VidAngel set forth in Sections ___ of the Plan.

 (c)           The full performance of all obligations of VidAngel and in favor of the Secured Parties under the Settlement Agreement, including but not limited to the obligations of VidAngel set forth in Sections 2, 3, 4 and 6 of the Settlement Agreement, and all applicable subparts thereof.

(d)           All costs of collecting the indebtedness or other amounts or Obligations evidenced by the Notes or described in the Plan, the Settlement Agreement, or this Security Agreement, including reasonable attorneys’ fees and other costs of collection to the extent authorized or allowed by the Plan, the Confirmation Order and/or the Settlement Agreement.

(e)            Payment of all sums advanced by the Secured Parties to protect the Collateral (as defined below).

1.2           Excluded Cash. “Excluded Cash” means any specifically identifiable cash that (1) VidAngel receives, after August 1, 2020 (a) as a capital contribution from new or existing shareholders or equity holders, (b) as proceeds of a sale of stock or other equity interests in VidAngel (or any future Subsidiaries or Affiliates of VidAngel), or (c) as proceeds or recoveries on the Debtor’s malpractice causes of action against David Quinto and his former law firm; and (2) such cash is deposited into, and remains deposited in, one or more segregated bank accounts owned and maintained by VidAngel. The name of the bank, bank address, and account number(s) of the account(s) meeting the requirements of clause (2) must be provided to the Secured Parties. Any transaction in which VidAngel uses or transfers Excluded Cash shall be arms-length and commercially reasonable.

1.3           Collateral. “Collateral” has the meaning specified in section 2, below. Notwithstanding anything in this Security Agreement to the contrary, Collateral does not include (a) Excluded Cash, and (b) the Debtor’s malpractice causes of action against David Quinto and his former law firm.

1.4.           Affiliate. The term “Affiliate” shall have meaning given to such term under 17 CFR § 230.405.

1.5           Subsidiary. The term “Subsidiary” shall have the meaning given such term under 17 CFR 230-405.

1.6           Insider. The term “Insider” shall have the meaning given to such term under Section 101(31) of Title 11 of the United States Code.

2.           Grant of Security Interest. To secure the payment and performance in full of all of the Obligations, VidAngel, along with its Affiliates and Subsidiaries, hereby grant to the Secured Parties a security interest in and a pledge and assignment to the Secured Parties of the following properties, assets, and rights, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”):

All their personal and real property assets, whether currently owned or controlled by VidAngel or its Affiliates and Subsidiaries, or whether acquired, created, owned, or controlled by them after the Effective Date, including without limitation all income, proceeds, and products of the same, including but not limited to the following categories of property:

(a)           All cash (except Excluded Cash), accounts, accounts receivable, deposit accounts, contracts, contract rights, documents, documents of title, payment intangibles, chattel paper, instruments, tax refunds, and deposit accounts;

(b)           all inventory;

(c)           all equipment;

(d)           all real property and all fixtures and all leases and leasehold interests;

(e)           all general intangibles and payment intangibles, including but not limited to all causes of action (other than the Debtor’s malpractice causes of action against David Quinto and his former law firm) and all intellectual property including all trademarks, tradenames, patents, patent applications, copyrights, copyright applications, good will, and work in process;

(g)           all commercial tort claims (except as provided in section 2(e), above);

(h)           all insurance claims and all insurance recoveries;

(i)           all accessions, attachments and other additions to the foregoing;

(j)           all substitutes or replacements of any of the foregoing;

(k)           all proceeds, products, rents and profits of any of the foregoing;

(l)           all rights under warranties and insurance contracts covering any of the foregoing; and

(m)           all books and records pertaining to any of the foregoing, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory.

3.           VidAngel’s Subsidiaries and Affiliates. This Agreement shall be executed by VidAngel and all of its existing Subsidiaries and Affiliates. VidAngel hereby covenants to cause any and all future Subsidiaries and Affiliates, as such entities are formed, to execute, grant a security interest in their Collateral and be bound by this Agreement. All assets and property of any Subsidiaries and Affiliates of VidAngel shall remain subject to the provisions of this Settlement Agreement and the Plan and the Plan Supplement Documents as though each is considered to be part of VidAngel or its property. Further, each future Subsidiary or Affiliate shall sign this Agreement, as of formation, and such further documentation as the Secured Parties may reasonably request in order to document and affirm or reaffirm their agreement to be bound by the terms of this Agreement, and the Secured Parties are hereby authorized to file and/or record such UCC-1 financing statements or other document as they deem appropriate in their sole discretion to evidence the creation, attachment and/or perfection of their lien on the assets of the new entities.

4.           Perfection of Lien. The Secured Parties may but are not required to file financing statements (and at the appropriate time continuation statements) in appropriate filing offices (including the State of Utah, Department of Commerce, Division of Corporations and Commercial Code; the Delaware Secretary of State; and/or the United States Patent & Trademark Office) as the Secured Parties deem necessary or appropriate to perfect the Lien. Accordingly, VidAngel hereby irrevocably authorizes Secured Parties at any time and from time to time to file in any filing office in the State of Utah and/or the State of Delaware and/or any other Uniform Commercial Code jurisdiction (and/or any other relevant filing office) any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of VidAngel or words of similar effect, regardless of whether any particular asset comprised as part of the Collateral falls within the scope of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail; and (b) provide any other information required by the Uniform Commercial Code or by such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or any amendment thereto. Notwithstanding anything in this Security Agreement to the contrary, the Debtor shall not be obligated to enter into any deposit account control agreements in favor of Secured Parties, or to give Secured Parties control of its deposit accounts by agreement or otherwise.

5.           No Representations and Warranties Concerning Collateral, etc. VidAngel makes no representations or warranties to Secured Parties regarding the Collateral and its current title or condition. Rather, the Collateral is pledged in its “as is,” “where is,” “if is” condition, subject to all presently existing faults.

6.           Secured Parties’ Obligations and Duties. Anything herein to the contrary notwithstanding, VidAngel shall remain obligated and liable under each contract or agreement comprised in or associated with the Collateral that is to be observed or performed by VidAngel thereunder. The Secured Parties shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Parties of any payment relating to any of the Collateral. Nor shall the Secured Parties be obligated in any manner to perform any of the obligations of VidAngel under or pursuant to any such contract or agreement; to make inquiry as to the nature or sufficiency of any payment received by the Secured Parties in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement; to present or file any claim; or to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to the Secured Parties or to which the Secured Parties may be entitled at any time or times. The Secured Parties’ sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in their possession, under Section 70A-9a-207 of the Utah Uniform Commercial Code (or corresponding provisions of the Delaware Uniform Commercial Code) or otherwise, shall be to deal with such Collateral in a commercially reasonable manner and in the manner required by applicable law.

7.           Rights and Remedies.

7.1           Right of Enforcement. The Lien shall be limited to, and enforceable only to the extent authorized by, the Settlement Agreement and Plan. Without limitation, this Security Agreement, the Lien granted hereunder and Secured Parties’ rights in the Collateral, may be enforced only through the institution of an Enforcement Action, subject to the notice requirements and limitations specified in the Settlement Agreement, including in section 4.E thereof.

7.2.           Remedies. If a Default shall have occurred under the Plan, Confirmation Order, Note and/or the Settlement Agreement and is adjudicated in the Studios’ favor through an Enforcement Action pursuant to the terms of the Plan, Confirmation Order, Note and/or the Settlement Agreement as applicable, the Secured Parties shall have all rights and remedies, including but not limited to the right to enforce the Lien granted hereunder pursuant to the terms of the Plan, Confirmation Order, Note and/or the Settlement Agreement, as applicable including, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code and any additional rights and remedies that may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Secured Parties may, so far as VidAngel can give authority therefor, enter upon any premises on which any of the Collateral may be situated and remove the same therefrom. The Secured Parties may in their discretion require VidAngel to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of VidAngel’s principal office(s) or at such other locations as the Secured Parties may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Secured Parties shall give to VidAngel at least ten (10) business days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made.

8.           Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on the Secured Parties to exercise remedies in a commercially reasonable manner, VidAngel acknowledges and agrees that it is not commercially unreasonable for the Secured Parties: (a) not to incur expenses reasonably deemed significant by the Secured Parties to prepare Collateral for disposition or otherwise to fail to complete raw material or work-in-process into finished goods or other finished products for disposition; (b) not to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other applicable law, not to obtain governmental or third-party consents for the collection or disposition of Collateral to be collected or disposed of; (c) not to exercise collection remedies against account debtors or other persons obligated on any Collateral or not to remove liens or encumbrances on or any adverse claims against Collateral; (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (f) to contact other persons, whether or not in the same business as VidAngel, for expressions of interest in acquiring all or any portion of the Collateral; (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; (i) to dispose of assets in wholesale rather than retail markets; (j) to disclaim disposition warranties; (k) to purchase insurance or credit enhancements to insure the Secured Parties against risks of loss, collection or disposition of Collateral or to provide to the Secured Parties a guaranteed return from the collection or disposition of Collateral; or (l) to the extent reasonably deemed appropriate by the Secured Parties, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Parties in the collection or disposition of any of the Collateral. VidAngel acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Secured Parties would fulfill the Secured Parties’ duties under the Uniform Commercial Code or other applicable law of the State of Utah or the State of Delaware or any other relevant jurisdiction in the Secured Parties’ exercise of remedies against the Collateral, and that other actions or omissions by the Secured Parties shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section. Without limited the foregoing, nothing contained in this Section shall be construed to grant any rights to VidAngel or to impose any duties on the Secured Parties that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

9.           Subordination Agreement. If and only in the event VidAngel makes a written request and the following conditions are all satisfied or waived by the Secured Parties, the Secured Parties shall enter into a written subordination agreement (“Subordination Agreement”) and thereby subordinate the Lien granted hereunder on the following conditions:

(a)           No uncured Default exists under the Plan or the Settlement Agreement or this Security Agreement as of the date of execution of the Subordination Agreement;

(b)           The subordination in the Subordination Agreement provides only for the subordination of the priority of the Lien and any other lien rights granted to the Secured Parties under the Plan or the Settlement Agreement or this Security Agreement, and the Subordination Agreement contains no provisions which limit, impair, preclude or purport to limit, impair or preclude the Secured Parties’ rights or ability to enforce or pursue remedies granted to them in the event of a Default;

(c)           The purpose of the Subordination Agreement is to allow VidAngel to obtain secured business loans for working capital to support ongoing or contemplated operations or refinancing of existing debt;

(d)           Any subordination of the priority of the Lien and any other lien rights shall be limited in amount to the greater of Ten Million Dollars ($10,000,000) or 1.15x the balance of Shareholder’s Equity (as defined under GAAP) of VidAngel, but in no event any greater than Twenty Five Million Dollars ($25,000,000), until the Settlement Amount ($9.9 million or, if applicable, $7.8 million) is paid in full (not limited once the Settlement Amount has been paid). For purposes of clarification, the then-balance of the Studios Monetary Claim will not be included in the ratio while the Settlement Amount has not been fully paid.

(e)           The counterparty to the Subordination Agreement must be a third party lender, such as a bank, credit union, hedge fund, venture capital fund, or a private lender (one that regularly provides similar loans in the marketplace), or similar financial entity, that is a non-Insider (and not controlled by an Insider), in an arms-length transaction;

(f)           No proceeds received from the counterparty to the Subordination Agreement may be paid or distributed to any Insider of the Reorganized Debtor (except for any salary that may be paid to such Insider for services actually rendered in the ordinary course of the Reorganized Debtor’s business); and

(g)           The Subordination Agreement shall also be signed by VidAngel, and shall contain VidAngel’s express representation and agreement that any default under the loan and security documents of the counterparty to the Subordination Agreement that is not cured within the applicable cure period established by such loan and security documents is an automatic Default under the terms of the Plan and the Settlement Agreement and this Security Agreement allowing the Secured Parties to immediately enforce their rights and remedies under the Plan and the Settlement Agreement and this Security Agreement, including their right to enforce the Lien.

10.           No Waiver by the Secured Parties, etc. Except only to the extent specified in the Settlement Agreement or the Plan (including as specified in section 4.E of the Settlement Agreement): (a) the Secured Parties shall not be deemed to have waived any of their rights or remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by all of the Secured Parties; (b) no delay or omission on the part of the Secured Parties in exercising any right hereunder shall operate as a waiver of such right or remedy or any other right or remedy hereunder; (c) a waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion; and (d) all rights and remedies of the Secured Parties with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Secured Parties deem expedient.

11.           Proceeds of Dispositions; Expenses. To the extent awarded and ordered in an Enforcement Action, VidAngel shall pay to the Secured Parties any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Secured Parties in protecting, preserving or enforcing the Secured Parties’ rights and remedies under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of the Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Secured Parties may determine, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 70A-9a-608 or 70A-9a-615 of the Utah Uniform Commercial Code (or corresponding provisions of the Delaware Uniform Commercial Code), any excess shall be returned to VidAngel. In the absence of final payment and satisfaction in full of all of the Obligations, VidAngel shall remain liable for any deficiency.

12.           Governing Law. The validity of this Agreement, the construction, interpretation and enforcement hereof and thereof, and the rights of the parties hereto and thereto with respect to all matters arising hereunder or thereunder or related hereto or thereto, shall be determined under, governed by and construed in accordance with Utah law.

13.           Entire Agreement; Resolving Inconsistencies. Certain of the terms and conditions of the Security Agreement and Lien are set forth in the Plan, Confirmation Order, Note and the Settlement Agreement, which are incorporated herein. The Parties intend the Plan, Confirmation Order, Note, Security Agreement and Settlement Agreement to be read collectively and consistently. This Security Agreement, together with the Plan, the Settlement Agreement and the Note, reflects the final expression of the agreement and understanding between Debtor and Secured Parties, superseding any previous understanding, negotiations or discussions, whether written or oral. In the event of any inconsistency between the terms of this Security Agreement and the terms of the Plan, Confirmation Order, Note or the Settlement Agreement regarding the Lien and the respective rights and obligations of VidAngel and the Secured Parties hereunder, the terms of the Confirmation Order, Settlement Agreement, Note, Security Agreement and Plan shall control, in that order of priority. In the event that any provision of this Security Agreement is inconsistent with an express provision of the Settlement Agreement, the terms of the Settlement Agreement shall control. For example, this Security Agreement may be enforced only through the institution of an Enforcement Action, subject to the notice requirements and limitations specified in the Settlement Agreement, including in section 4.E thereof.

14.           Miscellaneous. The headings of each section of this Security Agreement are for convenience only and shall not define or limit the provisions thereof. This Security Agreement and all rights and obligations hereunder shall be binding upon VidAngel, and shall inure to the benefit of the Secured Parties and their successors and assigns. If any term of this Security Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Security Agreement shall be construed and be enforceable as if such invalid, illegal, or unenforceable term had not been included herein. VidAngel acknowledges receipt of a copy of this Security Agreement. Except as provided in the Settlement Agreement, notices required or permitted hereunder shall be made in the manner required or permitted by the Uniform Commercial Code.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Security Agreement shall become effective and will be binding upon the VidAngel and the Secured Parties as of the Effective Date of the Plan.

“Debtor” or “VidAngel”
VIDANGEL, INC., a Delaware corporation

By: _________________________________
Name: George Hofmann, in his representative capacity as the duly appointed Chapter 11 Trustee of Debtor

--and--

By: _________________________________
Name: Neal Harmon, President and Chief Executive Officer of Debtor

VAS Portal, LLC, a Utah limited liability company, and wholly owned subsidiary of VidAngel

By: _________________________________
Name/Title:

VAS Brokerage, LLC, a Delaware limited liability company, and wholly owned subsidiary of VidAngel

By: _________________________________
Name/Title:

[Add any other Subsidiaries and Affiliates, and signature lines for future companies]